AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 9th day of February, 2018, to the Fund Administration Servicing Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Reinhart Intermediate Bond NextShares; and

WHEREAS in respect to the Reinhart Intermediate Bond NextShares amend section 2 “Services and Duties” of the Agreement.

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as followed:

1.	Exhibit Z, the Reinhart Intermediate Bond NextShares, is hereby added and attached
2.	No Blue Sky Compliance Services for the added Reinhart Intermediate Bond NextShares are provided by the Trust

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Anita Zagrodnik

Name: James R. Arnold	Name: Anita Zagrodnik
Title: President

Exhibit Z to the Managed Portfolio Series Fund Administration Servicing Agreement

Name of Series
Reinhart Intermediate Bond NextShares

Fund Start-up & Registration Services Project Fee Schedule February, 2018

Legal Administration Service Proposal – In support of external legal counsel

(Subject to services provided; if applicable)
•	$[…] for first fund
•	Negotiated fee for additional funds

Additional fee of $[…] per sub-advisor for […] or more sub-advisors

Note: External legal costs are NOT included in the above fee, unless otherwise stated, for the first fund(s) launched by advisor. Additional reviews by Trust counsel for extraordinary circumstances are billed at cost.

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
▪	Postage, if necessary
▪	Federal and state regulatory filing fees
▪	Expenses from Board of Trustee meetings
▪	Third party auditing
▪	EDGAR/XBRL filing
▪	All other Miscellaneous expenses

Fund startup and registration services project fee is paid for by the advisor and not the Fund(s). This fee is not able to be recouped by the advisor under the expense waiver limitation or similar agreement.  Fund startup and registration fees are billed 50% following the selection of U.S. Bancorp Fund Services and 50% 75 days after the preliminary registration statement is filed with the SEC filings.

Base fee for Fund Administration, Accounting, and Transfer Agent Services February, 2018

The following reflects the greater of the basis point fee or annual minimum for NextShares funds where Reinhart Partners Inc. acts as Adviser to the fund in the Managed Portfolios Series Trust.1

Annual Minimum per Fund
$[…]

Basis Points on Trust AUM
First $[…] 5m                    […] bps
Next $[…] m                  […] bps
Balance                         […] bps

See APPENDIX A for Services and Associated Fees in addition to the Base Fee

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

1 Subject to annual CPI Increase, Milwaukee MSA. Fees are calculated pro rata and billed monthly

REINHART PARTNERS, INC.

By:  /s/ Zach Grimes

Printed Name:  Zach Grimes

Title:  Director of Marketing & Client Services                              Date:  2/12/18

APPENDIX A

Accounting, Administration, Transfer Agent & Account Services in addition to the Base Fee

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)
▪	$[…] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$[…] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$[…] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$[…] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$[…] – Bank Loans
▪	$[…] – Swaptions
▪	$[…] – Intraday money market funds pricing, up to 3 times per day
▪	$[…] – Credit Default Swaps
▪	$[…] per Month Manual Security Pricing (>25per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

Fee for IDC data used to monitor corporate actions
▪	$[…] per Foreign Equity Security per Month
▪	$[…] per Domestic Equity Security per Month
▪	$[…] per CMOs, Asset Backed, Mortgage Backed Security per Month

Managed Portfolio Series Trust Annual CCO Fees-

▪ $[…] first fund (subject to board approval)
▪ $[…] each additional fund (subject to board approval)
▪ $[…] per sub advisor/per fund

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

▪	$[…] per security per month for fund administrative

APPENDIX A (Continued)

Section 15(c) Reporting

▪	$[…] per fund per standard reporting package*
▪	Additional 15c reporting is subject to additional charges
*Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
- Performance reporting package: Peer Comparison Report

Note: External legal costs are NOT included in the above fee, unless otherwise stated

Annual Registration Statement Update

Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements
▪	$[…] first fund
▪	$[…] each additional fund up to 5 funds
▪	Fees will be negotiated for fund 6+

Note: External legal costs are NOT included in the above fee, unless otherwise stated

Basket Modeling Application tool

▪ Pricing negotiated with Markit